United States
             Securities and Exchange Commission
                   Washington, D.C.


	Form 10SB 12/g
                          Second Amendment

              GENERAL FORM FOR REGISTRATION OF
             SECURITIES OF SMALL BUSINESS ISSUERS
Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934

RAMSIN PRODUCT DEVELOPMENT, INC.
------------------------------------------------------------
(Name of Small Business Issuer in its charter)

NEW YORK                          16-1475712
-----------------------------     --------------------------
(State or other jurisdiction of    (IRS Employer Identification
 incorporation or organization)     no.)

2450 W. Ridge Road, Suite 305, Rochester, NY        14626
---------------------------------------------              -------------
(Address of Principal Office)                      (Zip)

Issuer's telephone number:  (716) 225-1840

Securities to be registered pursuant to 12(b)of the Act.

Title of each class           Name of each exchange on which
                                            registered
NONE

Securities to be registered pursuant to 12(g) of the Act.

Title of each class          Name of each exchange on which
                                            registered
Common Voting Stock		NONE












51:           1











                       Ramsin Product Development, Inc
                       Cross Reference Table

 Item Number and Caption in Form 10-SB         Caption in Form 10
------------------------------------------    -------------------------

1. Item 101. Description of Business          Description of Business

2. Item 303. Management's Discussion and      Management's Discussion
                      Analysis or Plan of Operation          Analysis or Plan of
                                                                                    Operation

3. Item 102. Description of Property          Description of Property

4. Item 403. Security Ownership of Certain    Security Ownership of
             Beneficial Owners and Management Certain Beneficial Owners

5. Item 401. Directors, Executive Officers,   Directors, Executive
             Promoters and Control Persons    Officers, Promoters and
                                              Control Persons

6. Item 402. Executive Compensation           Executive Compensation

7. Item 404. Certain Relationships and        Certain Relationships and
             Related Transactions                          Related Transactions

8. Item 202. Description of Securities        Description of Securities

9. Item 201. Market for Common Equity and     Market Price of and
             Related Shareholders' Matters               Dividends on the
                                                                                   Registrant's Common
                                                                                   Equity and Related
                                                                                   Shareholders' Matters

10.Item 103. Legal Proceedings                Legal Proceedings

Changes in and
            with Accountants on Accounting               Disagreements
             and Financial Disclosure.                         with Accountants

12.Item 701. Recent Sales of Unregistered     Recent Sales of
             Securities                                                   Unregistered Securities

13.Item 702. Indemnification of Directors,     Indemnification of
              Officers, and   Employees                   Directors, Officers.












14.Item 310. Financial Statements             Financial Statements

15.Item. 601. Exhibits and Signature          Index to Exhibits
                                              Signature


                      [Balance of Page Left Intentionally Blank]





















































                        Ramsin Product Development, Inc.
                        Table of Contents

PART I                                                                                     6
     ITEM 1. DESCRIPTION OF BUSINESS                       6
                Mission                                                                   6
                Strategy                                                                   6
                The Market                                                              7
                Marketing Plan                                                       7
                Retail                                                                       7
                History of the Company                                       7
                Products and Services                                        8
                    WristRight                                                          8
                    The Closer, No-Spill Lid                                  9
                    Hoop-It                                                              10
                    Pocket-Pal                                                       10
                    Cement Truck Strainer                                  10
                Marketing Strategy                                              11
                Products in Development                                 11
                Research and Development                           11
                Manufacturing                                                     12
                Approach to Market                                            12
                Market Outlets                                                    12
                Competitive Assessment                                12
                Mass Media                                                        13
                Trade Shows and Conventions                      13
                Public Relations                                                13
                Exhibitions                                                          13
                Major Competitors                                            13
                Relationships in Providing Equipment
                And Services                                                      14
                Licenses                                                             14
                     Patents                                                           14
                     Material Contracts                                        14
                     Governmental Approvals                            14
                     Employees
                     Reports to the Public
                      and Shareholders                                       15
     ITEM 2. MANAGEMENT'S DISCUSSIONS AND ANALYSIS OR
             PLAN OF ACTION                                                 15
                  Twelve-Month Operational Plan                    15
                       WristRight                                                    16
                       Hoop-It                                                          16
                  Results of Operations and Financial          16
                  Condition.
                  Research and Development                        17
                  Management and Personnel Needs          17
                  Financing                                                         17
                       Use of Proceeds                                       17
                  Risks                                                                18
     ITEM 3. DESCRIPTION OF PROPERTY                 18
                  Company Premises Rochester, NY           18
                  Investment Policy                                           19
     ITEM 4. SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL                                19
                   OWNERS
                   Table of Ownership Beneficial Owners   19
                   Table of Ownership Management            19



     ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
             AND CONTROL PERSONS
                    Douglas Ramsey                                        19
                    Russell Sinacori                                         20
                    Family Relationships                                20
     ITEM 6. INDEMNIFICATION OF DIRECTORS,
                           OFFICERS,                                                  21
             AND EMPLOYEES
             EXECUTIVE COMPENSATION                      21
                     Table of Executive Compensation       21
     ITEM 7. CERTAIN RELATIONSHIPS AND
                            RELATED                                                   22
             TRANSACTIONS
                     Gem Stones                                             22
     ITEM 8. DESCRIPTION OF SECURITIES           22
PART II
     ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE
             REGISTRANT'S COMMON EQUITY AND RELATED
             SHAREHOLDERS' MATTERS                        23
                      Common Shares                                     23
                      Preferred Shares                                     23
                      Dividend Policy                                        23
     ITEM 2. LEGAL PROCEEDINGS                           23
     ITEM 3. CHANGES IN AND DISAGREEMENTS
                            WITH  ACCOUNTANTS                            23
     ITEM 4. RECENT SALES OF UNREGISTERED
                           SECURITIES                                               23
                       Private Placement May 8, 1998           24
                       Private Placement March 29, 2000    24
 PART III
     ITEM 1. FINANCIAL STATEMENTS                      26
                       Independent Auditors Report             28
                       Balance Sheet                                      29
                       Statement of Stockholders' Equity    30
                       Statement of Operations and
                       Retained Earnings (Deficit)               31
                       Statement of Cash Flows                  32
                       Supplemental Information                 33
                       Notes to Financial Statements         34
                       Schedule of Operating Expenses    43
PART IV
     ITEM 1. INDEX TO EXHIBITS                               44
     ITEM 2. SIGNATURES                                          45









295:           5











ITEM 1.  DESCRIPTION OF BUSINESS:

The Company obtains exclusive worldwide licenses to those products it deems promising. These licenses are for the sales, manufacturing and marketing of these products.

Upon obtaining a license the Company, further develops the product as required. This may include such activities as re-engineering, design, tooling and appropriate patent application.

The Company has several products under license, including "WristRight" heated computer mouse and keyboard pad, "Hoop-It" sports ball storage system, and the cement truck strainer.

     MISSION
    -----------------------

    To create a company structured to develop, market, sell or license and exploit exciting new products in an effort to make a profit.

    Strategy
   -------------------------

	While the Company has enjoyed and initial acceptance of its Closer Lid product, it views the WristRight heated computer mouse and keyboard pad its most promising product.

	Management views this product in this light because of the size of the potential market and the current focus on ergonomics especially in the area of Repetitive Stress Injuries.

REPETITIVE STRESS INJURIES (RSI)

		Under the Clinton Administration this type of
occupational injury was considered to be so significant as to cause the introduction of ergonomic regulation for consideration by the Congress for addition to the Occupational Safety and
323:    Health Act (OSHA).

	While the Bush Administration views these regulations with less enthusiasm, and recent events have tabled this legislation out of the Congressional debate, employers still face numerous compensation claims for these types of injuries.

     Heat may be therapeutic in the treatment and prevention of joint injury and disease. The Company's product provides such heat as part of the ergonomic function of typing and computer usage.












THE MARKET

	In the United States alone there are approximately 50 million computer users in the work force (U.S. Department of Labor, 1999). The
Company believes that if it could capture five (5%) percent of this market, nearly 2.5 million computer users, the resulting sales at a unit price of $27.00, would exceed $40,000,000.00

THE MARKETING PLAN
-----------------------------

	The Company plans to use a five (5) pronged marketing approach:
	1. Retail
	2. Traditional Distribution
	3. Catalog Outlets
	4. Licensing
	5. Direct Sales via the Internet.

RETAIL:

	The Company has identified and has commenced discussions with various merchandisers to introduce their product through major retailers.


HISTORY OF THE COMPANY
-----------------------

Ramsin Product Development, Inc. ("Ramsin" or the "Company") was founded on February 23, 1995 and incorporated under the laws of the State of New York. The original name of the Company was Ramsin, Inc. On
July 7, 1997 the Articles of Incorporation were amended to change the name of the Company to better describe its primary business function and to reflect the inclusion of a new business partner.

The Company's primary purpose is the design, development, marketing, sales and exploitation of new inventions of consumer products from local and regional inventors, which the company has acquired.
Founders of the Company are themselves, inventors. Ramsin pursues those products and ideas, which, after careful research, promise to show a return on investment for the Company.

Douglas Ramsey designed; developed and marketed his patented no spill lid (the "Closer Lid"), which is a uniquely designed lid for travel mugs. In 1995, Mr. Ramsey and Mr. Sinacori incorporated under the name Ramsin Inc. with the intent to market and sell drink-ware with the Closer Lid. In late 1997, Ramsin focused on newly invented products to develop and market.











 7
PRODUCTS AND SERVICES
----------------------
The Company is engaged in the development of consumer products from design stage to manufacture and sale of the item.  To date the Company's major product is the Closer Lid. This product
currently represents the entire sales activity of the Company.

While the Company anticipates the majority of its earnings will derive from the Closer Lid and the WristRight product lines, it is also currently in the process of developing two (2) other consumer products. These are the Hoop-It sports ball storage system and Pocket Pal, a multifunctional key ring, and one industrial product named the Cement Truck Strainer.
The Cement Truck Strainer is a convenient portable system that allows cement truck operators to flush out the nozzle with water so that washed out solids are retained in the strainer and not in the ground. This product has wide application in the building trades industry and has environmental benefits.

WristRight:
-------------

The Company obtained the rights to WristRight, a heated wrist mount for keyboards and computer mouse equipment. This product may have therapeutic value in relation to repetitive stress injuries.

Recently the Company has completed production and is beginning negotiations for the manufacture, marketing and distribution of a heated wrist support for keyboards and computer mouse pads.

As part of these negotiations, the Company has come to terms with Joseph Caprino to induce Mr. Caprino to find an entity or entities willing to manufacture, sell, and/or purchase shares of the common equity of the Company. Pursuant to the terms agreed to by the Company and Mr. Caprino include the following:

     For finding a manufacturer:
                3% of the production cost per product for three (3) years 100,000 shares of common voting stock in the Company20% of any upfront fee paid by the Company to the manufacturer.

     For finding a Sales and Distribution Agreement:
                20% of any upfront payment made to this entity
                10,000 shares of common voting stock in the company for each 50,000 units of sales, not to exceed in total
                300,000 shares

     For finding an investor to purchase common voting stock:
                10% in cash or in common stock equivalent to the same at the sole discretion of Mr. Caprino.
The Term Sheet between the Company and Mr. Caprino is included as an exhibit to this registration statement.

The Company's rights to the WristRIght are outlined in its License
 Agreement. The term of the License Agreement is until the expiration of the last patent obtained, or for breach of payment of the royalty and licensee fee. The Company has paid an initial royalty fee of


Twenty Thousand ($20,000) Dollars and is subject to a 15% of gross sales license fee. The License Agreement is made an exhibit to this registration filing and specific details regarding the minimum amount and timing of these payments are found therein.

The Company plans to market this product under the trade name of "WristRight". The product is designed to potentially alleviate chronic wrist pain often associated with workplace injuries such as carpal tunnel syndrome.

While there exists some difference of opinion as to the scientific evidence that keyboarding is a cause of RSI, there seems to be sufficient reason so as to cause certain computer manufacturers such as Compaq to include a warning of these injuries on their keyboards, and for IBM to train its employees in "proper keyboarding techniques" to avoid these injuries.

Heat is recognized as potentially having therapeutic value in the prevention of and treatment of joint injuries, such as RSI injuries to the wrist. Keeping hands warm promotes stimulation and blood flow.
Good blood flow supplies nutrients to the tissues and helps clear toxins.

The Company does not require Food and Drug Administration approval to market the product. This product is not a medical device, nor is it marketed as therapeutic treatment. The Company makes no claims that this product prevents wrist injury, such as carpal tunnel syndrome, nor does it claim that it will cure any such disease. As such it does not require FDA approval, or the approval of any other governmental agency.

The Company plans to sell this product in four different markets:
Retail; Corporate Catalog Outlets and Direct Sales via the Internet;
and licensing the technology to other companies.

The Closer, No-Spill Lid
-------------------------

The Closer, No Spill Lid (the "Closer Lid") is a uniquely designed and patented lid to prevent spills from cups and mugs while traveling or in motion. Douglas Ramsey is the inventor of the Closer and owns all rights to the patents.

Despite an exclusive license to exploit this product,
Williams Industries (the Manufacturer) allows the Company
to continue its direct sales efforts.  The Company currently sells the Closer Lid nationally to Bruegger's Bagels,
Sugarcreek Convenience Stores and Noco Convenience Stores.
In addition to the direct sales, Williams Industries markets and sells the Closer Lid through various regional and national retail chains.  These chains include Norwood Promotional Products, Inc. ("Norwood").








WristRight
----------------

WristRight:
-------------

The Company obtained the rights to WristRight, a heated wrist mount for keyboards and computer mouse equipment. This product may have therapeutic value in relation to repetitive stress injuries.
The Company's research indicates that this product may be an effective tool in the prevention of this workplace injury.

Recently the Company has completed production and is beginning negotiations for the manufacture, marketing and distribution of a heated wrist support for keyboards and computer mouse pads.

The term of the license agreement is until the expiration of the last patent obtained, or for breach of payment of the royalty and licensee fee. The Company has paid an initial royalty fee of $20,000 and is subject to a 15% of gross sales license fee.
The License Agreement is made an exhibit to this registration filing and specific details regarding the minimum amount and timing of these payments are found therein.

The Company has completed production and is beginning negotiations for the manufacture, marketing and distribution of this heated wrist support for keyboards and computer mouse pads. The Company plans to market this product under the trade name of "WristRight". The product is designed to potentially alleviate chronic wrist pain often associated with workplace injuries such as carpal tunnel syndrome.

While there exists some difference of opinion as to the scientific evidence that keyboarding is a cause of RSI, there is sufficient reason so as to cause certain computer manufacturers such as Compaq to include a warning of these injuries on their keyboards, and for IBM to train its employees in "proper keyboarding techniques" to avoid these injuries.

Heat is recognized as potentially having therapeutic value in the prevention of and treatment of joint injuries, such as RSI injuries to the wrist. Keeping hands warm promotes stimulation and blood flow.
Good blood flow supplies nutrients to the tissues and helps clear toxins.

The Company does not require Food and Drug Administration approval to market the product. This product is not a medical device, nor is it marketed as therapeutic treatment. The Company makes no claims that this product prevents wrist injury, such as carpal tunnel syndrome, nor does it claim that it will cure any such disease. As such it does not require FDA approval, or the approval of any other governmental agency.

The Company plans to sell this product in four different markets:
Retail; Corporate Catalog Outlets and Direct Sales via the Internet;
and licensing the technology to other companies.





The Closer, No-Spill Lid
-------------------------

The Closer, No Spill Lid (the "Closer Lid") is a uniquely designed and patented lid to prevent spills from cups and mugs while traveling or in motion. Douglas Ramsey is the inventor of the Closer and owns all rights to the patents.

Despite an exclusive license to exploit this product, Williams Industries (the Manufacturer) allows the Company to continue its direct sales efforts. The Company currently sells the Closer Lid nationally to Bruegger's Bagels, Sugarcreek Convenience Stores and Noco Convenience Stores.
In addition to the direct sales, Williams Industries markets and sells the Closer Lid through various regional and national retail chains. These chains include Norwood
Promotional Products, Inc. ("Norwood"). Norwood is one of the largest premium promotional suppliers in the United States.



Hoop-IT
------------

This product is a storage unit for sports balls, such as basketballs, soccer balls, footballs etc. It is currently undergoing some additional design changes to make it more adaptable to storing behind a door or suspending from the wall.

This product is licensed to the Company. The License Agreement has been incorporated as an Exhibit to this registration filing.
The material terms of the agreement provide that Ramsin will pay to the licensor a royalty fee of $.15 for each unit sold, and will be responsible for production, manufacture, distribution, sales, marketing and inventory of this product. Specifics of the Agreement can be found in the exhibit.

There has been some initial interest in this product from a number of discount retailers. However, that interest has resulted in the Company undertaking the redesign described above. While management believes that this product will eventually be profitably marketed, it can make no assurances of its market acceptance.

Pocket-Pal
---------------
 The product is a unique key ring, which much like a
"Swiss army knife" includes a number of useful gadgets
such as a bottle opener.  Additionally, the ring is designed so that it can be used to advertise a product.  The Company
has prepared several prototype models with varying consumer
goods companies as advertising media.

The Company owns the product and there is no further development required. The product is not currently being aggressively marketed.
Management has decided to focus its energies at this time in marketing the WristRight product because of its potential for commercial acceptance and rapid growth.



Cement Truck Strainer
---------------------

Unlike the Company's other products, this product is an industrial product and not a consumer oriented one.
The Cement Truck Strainer is an attachment system for cement mixer trucks. The Company has obtained the rights to market this product from Catldo Arbore.

This Marketing Agreement is for the life of Mr. Arbore's
Patents and requires an investment of Fifteen Thousand
($15,000.00) Dollars on his behalf for drawings, models, legal fees. In return for finding a licensee for this product, the Company is required to pay to Mr. Arbore twenty-five (25%) of any licensing agreement they may negotiate. The Marketing Agreement is included as an exhibit to this registration statement .

The funnels of these trucks must be cleaned after each use to avoid cement from setting in. The driver will hose down the funnel washing with cement sediment into the ground as the funnel is cleaned. This system provides a strainer attachment to the funnel, which traps the cement sediment thereby preventing it from being washed into the soil, street or sand surrounding the construction site.

The advantage of the product is that it does not increase the work burden of the truck operator; while at the same time prevents pollutants from being washed into the ground.

This product is still under development and not ready for market.
There remains some engineering and design adjustments and the Company has yet to develop a marketing plan, including the allocation of physical and financial resources. As with the Pocket-Pal, management has determined to commit its resources for the near future on bringing the WristRight product to market, before completing the development and marketing of this product.

THE MARKET
---------------------
MARKETING STRATEGY

	Ramsin will continue to seek out innovative products through its own creative input, and its ability to meet with inventors.
The priority however for the immediate future will be the manufacturing and marketing of its WristRight (heated wrist support). Of all the products Ramsin owns, management believes the WristRight certainly will generate the greatest revenue. When revenues from the WristRight product are sufficient, Ramsin will pursue sales through retailers, distributors reps, catalogers and licensing.

PRODUCTS IN DEVELOPMENT

	The strategy for the company is to continue development of the products already in existence, which include the following:
		A.  WristRight (completed August 2001)
     		B. Hoop-it (completed November 2000, redesign to be completed spring 2002)
     		C.  Traveler Mug (selling)
     		D.  Pocket Pal (completed November 2000)
            E.  Cement Strainer (in progress)

Research and Development

    The Company has focused its activities on the WristRight product through the last two fiscal years. The Company has had not development expense for the Hoop-It, Traveler Mug, and Pocket Pal and has not yet focused efforts on the Cement
Strainer.

  In 2000, the Company spent $57,203 in the development of the WristRight and $79,157 in 2001. The product itself is fully developed and is ready for manufacture and market.
The Company is presently negotiating to complete both of these activities and expects to bring the product to market in the first quarter of 2002.

MANUFACTURING

    The company's products and packaging materials will be purchased from domestic and international sources.
Ramsin owns all molds necessary for production of parts.
While the Company has not specifically entered into any manufacturing contracts with any manufacturer, foreign or domestic, it maintains relationships with assembly houses and manufacturers who are the most competitive and best suited for each individual product. As Ramsin continues to grow, it will consider assembling and warehousing its own products.

APPROACH TO MARKET

   Ramsin's marketing plan includes the following channels of

DISTRIBUTION:

    	1.) Manufacturer's Representative:  A manufacturer's
          Rep receives a commission from a single sale.

    	2.) A Master Distributor: Buys directly from Ramsin and will sell to other smaller distributors and retailers. Master distributors inventory product.

     	3.) Sales Agencies: Sales agencies specialize in selling to the mass market. They generally have a relationship with the buyers and receive only a commission from products they sell. Department stores receive better prices by eliminating distributor mark ups.

Note: Ramsin has made direct contact with a number of distributors, wholesalers and retailer through attendance at a variety of Trade Shows.










 MARKET OUTLETS(for Ramsin product line)

     	 1.) Mass Merchants
       2.) Convenience Store Chains
     	 3.)	Department Stores
     	 4.)	Gift Stores
     	 5.)	Drug Stores
     	 6.)	Grocery Chains
     	 7.)	Home Improvement Stores
     	 8.)	Advertising Specialty
     	 9.)	Premium/Incentive
     	10.)	Mail Order
     	11.)	Telemarketing
     	12.)	Television
     	13.)	Direct Mail


     COMPETITIVE ASSESSMENT

     The Company operates within the multi-billion dollar consumer products market, and in many cases within the premium and give-away market (consumer products such as key-chains, t-shirts, bottle openers, pens, pencils, pads, etc. given away as promotional or advertising gifts, or presented as awards
     (premiums) or in recognition).
     This market is represented by numerous manufacturers and distributors and therefore is highly competitive.
     The Company is a developmental stage company. It has developed a comprehensive marketing plan to improve its competitive position. It will follow similar marketing strategies in the launch of its other products at the time management turns their attention to them.

     This plan is dependent upon the Company's ability to raise sufficient working capital to accomplish the goals of its business plan. The Company's ability to successfully complete its marketing plan is proportional to the amount of capital it succeeds in raising.
     The Company hopes to be able to adhere to its plan, but is prepared to prioritize its activities in relation to the working capital raised. Failure to raise any working capital, may result in the complete inability of the Company to adhere to its marketing plan and the loss of its rights to all or some of its products held under license.

     The Company plans to rely on traditional marketing, sales and distribution channels to develop brand recognition and aggressive consumer support. One or more of the following strategies, as appropriate, are planned:

         Mass Media Campaigns
         Attendance at major trade conventions.


     Public Relations:  The Company will seek to hire a competent
     PR firm experienced in start-up campaigns. This firm will need to be experienced in all sectors of the Mass Media market, TV, Radio, and Print.

     Exhibitions: The Company plans to demonstrate its product at various trade shows and exhibitions.

     Ramsin's major competitors are manufacturers and marketers of premium and give-away products as well as new consumer products.
     The Company experiences significant competition in the area of non-spill tops, however, its product is uniquely designed and patented to absolutely prevent spills.

     The premium and giveaway market is dominated by a large number of companies. For the most part, market share is evenly divided among the largest of these companies. The Company's position within this group of competitors is product sensitive and represents a very small portion of the market.

     Ramsin's newest product, the WristRight, however, does not compete within this market. The product is ready for market and is very unique. While there are a significant number of products that are designed or claim they are designed with the purpose of alleviating or avoiding RSI, they rely on physical hand or arm supports or positioning. There is no heated mouse pad or keyboard currently being marketed, and in respect to product specificity, there is currently no competition in the market for this product.
     The WristRight will, nevertheless, compete with those products that claim a therapeutic value in terms of RSI in those job categories that require the use of a keyboard or mouse. The market includes all jobs, which require the use of a keyboard, computer operators, and typists, even home computer users. For those users who may view heat as a relief over arm or hand positions or supports, the absence of any similar product in the market bodes well for the Company's competitive position in regard to this product.


     RELATIONSHIPS IN PROVIDING EQUIPMENT AND SERVICES
     ---------------------------------------------------
     The Company relies on establishing manufacturing and distribution services to bring its products to market. Because of the unique nature of the products, the Company often is required to source manufacturing to several different producers. The chart below shows the current manufacturing relationships with the Company.
     The Company does not have any long term manufacturing commitments or contracts with any of the vendors listed below.




     Product 		           Manufacturer
     -------------------     -----------------------
     WristRight                   Thermal Circuits Inc.

     Hoop-it	                 Tichener

     The Closer Lid/Mugs          William Industries Inc.

     Pocket Pal                   Ontario Plastics



 LICENSES
--------------------

     The Company holds patent number 6133556 for an improvement to the WristRight. It has licensed rights to various patents related to its different products. These license agreements are made a part of the exhibits as Material Contracts in this Registration
     Statement.

     The Company does not require any license or approval from any governmental agency for the development, sale or distribution of its products. Nor does management anticipate any such requirement in the future for its current products.

     Employment:

     At the present time the Company has two (2) full time employees.

     Reporting to the Public and Shareholders

      The Company shall voluntarily provide its shareholders with an annual report that will include audited financial statements.
     Upon becoming effective the Company will be required to file quarterly unaudited financial reports on Form 10Q and an annual audited financial and operational report on Form 10K.
     The Company will also be subject to SEC regulations regarding
     Proxy Statements, and Form 8K reportable items.

     The public may read and copy any materials the Company files with the SEC at the SEC's Public Reference Room at 450
     Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 800-SEC-0330.

     The public may also read and copy any materials filed electronically with the Commission at www.sec.gov.


ITEM 2.  MANAGEMENT'S DECISIONS AND ANALYSIS OR PLAN OF OPERATION

 TWELVE-MONTH OPERATIONS PLAN

     WRISTRIGHT:

In the first quarter the Company plans to promote the WristRight through corporate sales, through distributors that sell direct to the corporate resellers, which ultimately sell directly to corporations.
The Company hopes to increase product awareness regarding the potentially therapeutic benefits of this product as it relates to repetitive stress injuries.

In April 2002 the Company plans to display its product at the spring Comdex show. In May 2002 the Company will attend the "Fose" trade show at which the Company will spotlight this product to the retail markets.

The Company will during the second and third quarters of 2002 seek a major distributor to launch the product in the retail market.
At the same time the Company hopes to produce an infomercial for use on one or more "shopping" networks.

During this first year the Company plans to increase the rate it builds inventory to support any markets it may acquire. This includes the addition of personnel in the area of sales and marketing as it becomes necessary.

HOOP_IT

First quarter activity will include the building of new molds that incorporate the thin line version of the product. The thin line version was is interesting to a major retailer both because of its design and reduced manufacturing cost. Management feels confident that at$5.99 retail price the product should sell well.

The Company plans to attend the super show in Atlanta in February 2002 for the purpose of displaying the Hoop-It storage unit.

 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
----------------------------------------------
The Company has focused its operations on the WristRight product because management believes that this product has the greatest potential for significant sales and performance.

The Company has experienced increasing losses on operations over the last three years. Sales revenues dramatically decreased from $244,816 in fiscal year 1999 to $115,286 in fiscal year 2000.
This decrease in sales is primarily due to the concentration on the development of the WristRight product, additionally, the Company's operating expenses increased in 2000 over $23,000 and the operating loss increased over $57,000. To a large degree the acquisition of the WristRight License Agreement and the additional expenses required for its development caused this very dramatic change in operating results.

In fiscal year 2001 the Company experienced a significant loss of sales.
However, due to income from investing activities the Company's net loss reduced by over $16,000. Management believes the decrease in sales is primarily due to its shift in focus to the WristRight product.The Company's expense for the development of this product was increased by over $20,000 from the prior year.

The Company's business is not seasonal although it is generally affected by the strength of the economy. Those products such as the Pocket Pal and to an extent the Closer Lid rely heavily on their advertising value, i.e. their ability to attract advertiser who often purchase the product as giveaway items to attract customers.

Management believes the WristRight is most attractive to the business-to-business market, as opposed to the individual consumer.
Clearly management expects that industry will be the more aggressive consumer of its heated mouse pad and keyboard pad. The Company recognizes that these are accessory products. Businesses are generally reluctant to purchase accessory products in weak economies as they tighten their belts.

The Company has sufficient operating income to continue its operations due to the principals commitment to continue to finance the Company through paid in capital through the second quarter of fiscal 2002.

The Company expects that the cost of completing these tasks successfully including the production of an infomercial to be between $350,000 and one half a million dollars.

RSEARCH AND DEVELOPMENT
------------------------------
While the Company reviews and helps develop many new products, it is not a traditional research and development function. The Company's financial requirements do not include funds for this activity.

The Company has on a direct cost basis spent $57,203 and $79,157 in fiscal 2000 and 2001, respectively for the development of the WristRight product.

MANAGEMENT AND PERSONNEL NEEDS
-------------------------------------

As a developing enterprise, current management plans to include more senior managers as sales and revenues dictate. At present there are 2 members of the management team.

FINANCING
--------------------------------
In order to complete the operational plan, the Company must raise additional working capital. It is seeking to raise $5.0 million dollars through a combination of private and public financing.  The financing will be used as working capital and for product development during the 12 months of the operations plan.

USE OF PROCEEDS:
    Activity

    Inventory                                                     $ 2,500,000.00
    Marketing and Advertising	$ 1,950,000.00
    Working Capital   		$   550,000.00
                                                                              ---------------
                                                                         $ 5,000,000.00

As stated above the Company has sufficient working capital through the second quarter of fiscal year 2002.

The Company conducted two (2) private raises of capital under an exemption from registration for limited offering not exceeding
$1,000,000.00 provided by Rule 504 of Regulation D of the Securities and Exchange Act, 1933 as amended.

As part of the private placement March 29, 2000 the Company received certain gemstones in consideration for its stock. These gemstones in turn were used to secure a loan from an individual in the mount of $100,000. The terms of this note are discussed in greater detail later in this registration statement.

The proceeds of these two offerings have been used to secure license agreements for the sale and manufacture of the WristRight product, additional development and manufacturing cost reduction engineering for the WristRight product, and general working capital including the payment of rent and other operating expenses.

RISKS
-----------------

The Company relies heavily on licensing of its products, which may increase risk due issues arising over the rights to sell certain of its products. The Company's new product WristRight is licensed by DesignWright, Inc.

Hoop-it another of the Company's products has yet to be sold and while the product has been reviewed by several discount retailers it remains under evaluation at this time.

ITEM 3.  DESCRIPTION OF PROPERTY

Company's Premises Rochester, NY

The Company is located at 2450 W. Ridge Road, Suite 305,
Rochester, NY 14626. The Company does not own these premises and leases them on a month-to-month basis. The original lease term has expired. Nevertheless the parties have orally agreed to continue the rental relationship without a lease with mutually agreed upon lease adjustments at a current base rate of $675.00 per month.
The current arrangement remains in effect until terminated in writing by either of the parties.

It does no manufacturing of its own and contracts for manufacturing on as needed basis with various companies No contracts exist requiring the Company to use any particular manufacturing supplier or facilities.

Investment Policy

At the present time the Company has no investment policy with respect to any real estate transactions. Pursuant to the By-laws, the Board of Directors has the sole discretion for any investment without limitation.
Any change in this regard would require the vote of the shareholders.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

(1)      (2)                    (3)                      (4)
------- -------------------- ------------------------- ------------
Title   Name and                Amount and               Percent
of     Address of Beneficial   Nature of Beneficial       of
Class       Owner                     Owner               Class
------- -------------------- ------------------------- ------------
Common     Douglas Ramsey       3,000,000               39.14%
           2450 W. Ridge Rd
           Rochester, NY 14626  Individual
------- --------------------  ----------------------- -------------
Common     Russell Sinacori     3,000,000              39.14%
           2450 W. Ridge Rd
    	     Rochester, NY 14626  Individual
------  -------------------- ----------------------- -------------











(B) Security Ownership of Management

(1)      (2)                    (3)                      (4)
------ -------------------- ------------------------- ------------
Title   Name and                Amount and               Percent
of     Address of Beneficial   Address of Beneficial       of
Class       Owner                     Owner               Class
------ -------------------- ------------------------- ------------
Common     Douglas Ramsey       3,000,000               39.14%
           2450 W. Ridge Rd
           Rochester, NY 14626  Director and CEO
------- --------------------  ----------------------- -------------
Common     Russell Sinacori     3,000,000               39.14%
           2450 W. Ridge Rd
    	     Rochester, NY 14626  Director and President
-------  -------------------- ----------------------- -------------



ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

COMPANY SENIOR MANAGEMENT
---------------------------------
DOUGLAS RAMSEY
Chief Executive Officer, Director

Mr. Ramsey is 42 years old and is the inventor the Closer, No-Spill Lid, as well as, other products. Mr. Ramsey brings to the Company experience in several key areas of sales for these products. In the five (5) years immediately prior to Ramsin Product Development, Inc., Mr. Ramsey was engaged in developing the Closer, No-Spill Lid., through Ram Products, a company owned and operated by Mr. Ramsey.

RUSSELL SINACORI
President, Secretary, Director

Mr. Sinacori is 40 years old and has spent most of his career in sales. The five (5) years prior to joining Ramsin, he served as Vice President of Danson Superstores, a direct response retail outlet, with locations in Rochester, New York and Seattle, Washington. This experience has aligned him with developers, designers, patent attorneys and marketing firms across the United States.

Term

Directors of the Company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. At this time the Company has only inside directors who function as its full-time employees. Their compensation is discussed later in this registration statement.

Family Relationships

There are no family relationships among the directors, executive officers, or any person nominated or chosen to be a director or executive officer.

There are no legal proceedings, pending or completed against the Company, its directors, executive officers, or of any business that any such person was a general partner or executive officer.

Legal Matters

Russell Sinacori was convicted on October 29, 1987 of participating in an illegal business structure (Section 359-fff General Business
Law of N.Y.). Simultaneous to his conviction Mr. Sincori was granted a Certificate of Relief From Disabilities. This Certificate relieves
Mr. Sinacori of all forfeitures and bars to employment, excluding the right to retain or be eligible to hold public office. A copy of the Certifciate of Relief is included as an exhibit to this registration statement. No other director or officer has been convicted of any criminal offense (excluding traffic violations and other minor offenses)
 nor are any proceedings  pending in  any court of competent jurisdiction.

No executive officer or director has been the subject of any judgment or decree by any court of competent jurisdiction revoking, suspending or enjoining any such executive officer or director of the Company or otherwise limiting in any way the participation of such person in the total involvement of business, securities or banking activities.

No executive officer or director has been found by any court of competent jurisdiction to have violated federal securities law, including such finding by the Commission or Commodity Futures Trading Commission.


INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES

Article 7 Section 722 of the New York General Corporation
Law authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred as a result of his or her relationship with the Company, provided that such acted in good faith and in a manner such person believed to be in, and not opposed to, the best interest of the Company in connection with acts or events on which such claim, action or suit is based. The finding of civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct nd are, accordingly, entitled to be indemnified. The foregoing statements are subject to detailed provisions of Article 7
Section 722 of the New York General Corporation Law.













ITEM 6. EXECUTIVE COMPENSATION
 ---------------------------------------
SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------
                         LONG TERM COMPENSATION
---------------------------------------------------------------------
            ANNUAL COMPENSATION                  AWARDS       PAY-OUTS
-----------------------------------------   ------ --------- --------
(a)    (b)   (c)        (d)     (e)     (f)      (g)       (h)   (i)
------ ----- --------- ------- ------ -------- --------- ------ -----

Name & Year  Salary    Bonus  Other  Restricted Securities LTIP Other
Title                         Annual Stock      Underlying
                              Comp   Awards     Options/SAR
----- ----  --------- ------ ------ ---------- ----------- ---- ----
Douglas 2000  none     none   none    3,000,000  none       none  none
Ramsey  2001  none     none   none               none       none  none
CEO
------ ---- ---------- ------ ------ ----------- ---------- ----- ---
Russell 2000  none     none   none    3,000,000  none        none  none
Sinacori2001  none     none   none               none        none  none
President
------- ---- --------- ------- ----- ------------ --------- ---- ----


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-----------------------------------------------------------

     (a) In response to a Private Placement Memorandum, the Company gained title to certain gemstones in exchange for consideration of Company stock. On May 19, 2000, the Company received a loan from a shareholder in the amount of $100,000. This loan is secured by these gemstones. Under the terms of this agreement, the shareholder is to receive at least 67% of the proceeds from all sales of the gemstones. The terms of the note further require that the balance of the loan be reduced by $50,000 within six months of the date of the loan. The note becomes due and payable twelve months from the date of issuance of the note and interest is accrued at 12%. The Company is in default of this note, however, the shareholder has not taken any action against the Company in this regard.

     (b) The Company has not issued, either directly or indirectly, anything of value to a promoter, including money, shares, property, assets, contracts or options of any kind.

     (c) The Company has not granted any material underwriting discounts or commissions upon the sale of securities to any party who was or is to be a principal underwriter or is a controlling person or member of a firm that was to be a principal underwriter.

     (d) There have been no transactions either to purchase or sell assets of the Company extraordinary to the normal business operations of the Company.





ITEM 8. DESCRIPTION OF SECURITIES
------------------------------------------------

1. The Company's common equity shares have no dividend or preemption rights and have voting rights of one vote per share.
The Company currently has no authorization for any class of stock other than common voting shares.

The Board of Directors of the Company may from time to time declare, and the Company may pay, dividends on its outstanding shares in the manner and upon the terms and conditions set for in the by-laws and its Articles of Incorporation. The Company to date has not declared any dividends.

   (a) The Company has no debt securities.


PART II

ITEM 1.  MARKET PRICE OF AND DIVIDENDS ON THE
REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDERS'MATTERS
-----------------------------------------------------------------
The Company's shares are currently not being publicly traded.
There is no trading history.

The Company has authorized 50,000,000 shares of common stock at a par value of $0.001 and 20,000,000 shares of preferred stock at a par value of $0.001. The preferred shares are authorized but none are issued and outstanding. Of the common shares authorized 7,665,000 issued and outstanding. There are 165,000 shares subject to the Commission's Rule 144.

There are 22 shareholders of the Company's common voting shares.

The Company's policy on dividends has been discussed above.
The Board of Directors does not anticipate the payment of any dividends on its stock.

ITEM 2.  LEGAL PROCEEDINGS
---------------------------------------------------------
There are no legal proceedings, judicial or administrative, pending against the Company.

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
------------------------------------------------------------
The Company's accountant is Charles A Treviso, CPA. There have been no changes or disagreements regarding his reports.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES
-------------------------------------------------------------
On or about May 8, 1998, the Company, pursuant to a Confidential
Private Offering Memorandum and relying on Regulation D Section 504, offered for sale and thereafter sold 1,500,000 shares of its Common Stock, $0.001 par value for $.10 per share.

On or about March 29, 2000 the Company relying on Regulation D,
Section 504 in a Private Offering Memorandum offering 165,000 shares of Common Stock at the share price of $1.00 per share.

In both of these private placements the Company relied upon an exemption from registration under the Securities and Exchange Act of 1933, as amended, for a limited offering not exceeding
$1,000,000 provided by Section 504 of Regulation D.

No underwriter was employed to conduct these private placements. The officers, directors and employees of the Company sold the shares subject to these offerings.

The May 8, 1998 private placement offered a total of 1,500,00 shares for $.10 per share. There were no underwriting discounts paid in this offering.

The March 29, 2000 offering resulted in shares being sold to an individual who paid for consideration of the Company stock. No underwriter discounts were paid in this offering.

Both offerings were for common voting shares and were sold to individuals in compliance with state and federal securities regulations.

No officer, director or affiliate received any payment from these of funds.

The following chart sets out the name, type of investor and consideration for the shares issued under through these Private
Offerings:

Class of Stock        Name            Type            Consideration

Common Voting     Kamal Sarbadhikari  Individual       Cash
Common Voting     Mark Difante        Individual       Cash
Common Voting     Steven Lohman       Individual       Cash
Common Voting     George Anstadt      Individual       Cash
Common Voting     Nancy Anstadt       Individual       Cash
Common Voting     Douglas Ramsey      Individual       Cash
Common Voting     Russell Sinacori    Individual       Cash
Common Voting     Lee Sidoti          Individual       Cash
Common Voting     John Sinacori       Individual       Cash
Common Voting     Margaret Ramsey     Individual       Cash
Common Voting     Mark Crum           Individual       Cash
Common Voting     Tom Kosachook       Individual       Cash
Common Voting     Wade Lipman         Individual       Cash
Common Voting     Richard Albright    Individual       Cash
Common Voting     U/T/M/A/for
                  Lauren Jones        Trust            Gemstones
Common Voting     U/T/M/A? for
                  Dawane Ross         Trust            Gemstones
Common Voting     James Wright        Individual       Cash
Common Voting     Margaret Wright     Individual       Cash
Class of Stock    Name                Type             Consideration
Common Voting     Daniel Volonino     Individual       Cash
Common Voting     David Silverman     Individual       Cash
Common Voting     David Desiato       Individual       Cash
Common Voting     Gerald Breen III    Individual       Cash

March 29,2000

Common Voting     Lee Sidoti          Individual       Cash
Common Voting     Michael Rosa        Individual       Cash
Common Voting     U/T/M/A for
                  Colleen Lagonia     Trust            Gemstones

Common Voting     U/T/M/a for
                  Catherine Lagonia	  Trust            Gemstones
Common Voting     U/T/M/A for
                  Kari Lagonia        Trust            Gemstones

PART III

     Financial Statements

RAMSIN PRODUCT DEVELOPMENT, INC.
    I N D E X

AUDITED FINANCIAL STATEMENTS
PAGE


1	INDEPENDENT AUDITORS' REPORT

2	BALANCE SHEETS

3 	STATEMENTS OF STOCKHOLDERS EQUITY

4	STATEMENTS OF OPERATIONS AND RETAINED DEFICIT

5	STATEMENTS OF CASH FLOWS

6 - 8 NOTES TO FINANCIAL STATEMENTS

      SUPPLEMENTAL INFORMATION

9	SCHEDULES OF OPERATING EXPENSES






























CHARLES A.TREVISO, CPA PFS
Member American Institute of Certified Public Accountants and
New York State Society of Certified Public Accountants


Board of Directors and Stockholders
Ramsin Product Development, Inc.
Rochester, New York


INDEPENDENT AUDITORS' REPORT


I have audited the accompanying balance sheets of Ramsin
Product Development, Inc. as of January 31, 2001, 2000 and 1999 and the related statements of stockholder's equity and statements of operations, retained deficit and cash flows for the years then ended.
These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ramsin Product
 Development, Inc. as of January 31, 2001 and the results of its operations, and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the accompanying balance sheets as of January 31, 2001, 2000 and 1999 and the related statements of operations and their cash flows for each of the three years ended January 31, 2001, 2000 and 1999 have been restated.


/s/ Charles A. Treviso, C.P.A.


Webster, New York
April 25, 2001, except for Note 2 as to which the date is November 13, 2001
680 Ridge Road, Suite 7  Webster, New York 14580
 Voice 716-671-1130  Facsimile 716-671-4417  e-mail ctreviso@frontiernet.net







RAMSIN PRODUCT DEVELOPMENT, INC.
Balance Sheets
January 31, 2001, 2000 And 1999
(See Independent Auditors' Report)
ASSETS
                                 2001          2000           1999
                              As Restated   As Restated   As Restated

Current Assets:
Cash and cash equivalents     $     36,520   $     1,451    $    72,428
Accounts receivable (less allowance     -0-        3,215         15,400
for doubtful accounts of $-0-)
Due from affiliate	             2,256         2,231          2,231
Stock subscriptions receivable         -0-        15,000            -0-
Due from officers	                  10,157           -0-            -0-

  Total current assets	            48,933        21,897         90,059

Other Assets:
Investments	                       208,511       251,900            -0-
License agreements	            22,000        22,000         22,000
Deferred income taxes(less
allowance for reduction to
estimated recoverable value)        26,600        18,400            -0-

  Total other assets               257,111        292,300        22,000

     Total	                  $    306,044   $   314,197    $   112,059

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:

Accounts payable            $     3,293    $    29,896    $   22,349
Royalty payable	               12,000         12,000           -0-
Stock subscriptions deposit	    2,500            -0-           -0-
Accrued taxes	                  100            100          426
Due to officers	                  -0-          2,823       26,959
Note Payable                     77,700            -0-          -0-

Total current liabilities	    95,593        44,819        49,734

Long-Term Liabilities:

Royalty payable, net of
current portion                   68,250       38,250           -0-

Stockholder's Equity:
Common Stock                      7,525         7,350         6,700
Additional paid-in capital in excess of
par value of common stock        395,375       355,550        69,300
Retained deficit                (260,699)     (131,772)      (13,675)

  Total stockholder's equity	   142,201       231,128        62,325

Total                         $  306,044     $  314,197     $ 112,059

The accompanying notes are an integral part of these financial statements.



RAMSIN PRODUCT DEVELOPMENT, INC.
Statements of Stockholders Equity
For The Year Ended December 31, 2001, 2000 And 1999
(See Independent Auditors' Report)

                       Common Stock                     Additional
                       Shares        Amount   Paid-In   Retained
                   (in thousands)             Capital   Deficit   Total

Balance-January 31,1998 6,100   $   6,100 $   9,900 $  (10,849) $ 5,151

Proceeds from the issuance600         600    59,400         -    60,000
of common stock

Net loss                   -           -         -    (2,826)   (2,826)

Balance January 31, 1999 6,700      6,700    69,300  (13,675)  (62,325)

Proceeds from the issuance
of common stock            650       650    286,250       -   286,600

Net loss                    -            -        - (118,097)(118,097)

Balance January 31, 2000 7,350       7,350    355,550 (131,772) 231,128

Proceeds from the issuance
of common stock            175        175     39,825       -   40,000
Net Loss                     -          -         - (128,927)(128,927)

Balance January 31, 2000 7,525    $  7,525 $ 395,375$(260,699) $142,201






The accompanying notes are an integral part of these financial statements.























RAMSIN PRODUCT DEVELOPMENT, INC.
Statements Of Operations And Retained Deficit
For The Year Ended January 31, 2001, 2000, 1999
(See Independent Auditors' Report)


                              2001             2000            1999
                           As Restated      As Restated    As Restated
                   Amount     Percent Amount   Percent Amount   Percent
Sales         $    30,569     100.0%$ 115,286  100.0% $ 244,816 100.0%
Cost of Goods Sold 28,888     (94.5)   99,423  (86.2)   175,975  71.9
Gross Profit        1,681       5.5    15,863   13.8     68,841  28.1
Operating Expenses 133,118    (435.5)  152,836 (132.6)    72,461  29.6
Loss From Operations(131,437) (430.0) (136,973)(118.8)    (3,620) (1.5)

Other Income and (Expenses)
Interest expense     (7,550)   (24.8)       -0-      -         -0-    -
Interest income         161       .6       576      .5      1,220    .5
Miscellaneous income  1,699      5.6        -0-      -        -0-     -

Total other income   (5,690)    18.6       576      .5     1,220     .5

Loss Before Credit
for Taxes        (137,127)  (448.6)  (136,397) (118.3)  (2,400)   (1.0)

Credit (Provision)
for Taxes           8,200     26.8     18,300    15.9     (426)    (.2)

Net Loss        (128,927)  (421.8)% (118,097) (102.4)% (2,826)   (1.2)%

Retained
Deficit-Beginning	     (131,772)            (13,675)          (10,849)

Retained
Deficit - Ending	  $  (260,699)          $(131,772)        $ (13,675)













The accompanying notes are an integral part of these financial statements.











RAMSIN PRODUCT DEVELOPMENT, INC.
Statements Of Cash Flows
For The Year Ended January 31, 2001, 2000 And 1999
(See Independent Auditors' Report)



                                 2001        2000        1999
                               As Restated As Restated As Restated

Cash Flows From Operating Activities:
Net loss	                  $  (128,927)  $   (118,097)$ (2,826)
Adjustments to reconcile net loss
to net cash provided by operating
activities:
Depreciation expense	              -0-            -0-    9,500
Decrease (increase)in
operating assets:
Accounts receivable                3,214         12,185   (15,400)
Stock subscriptions receivable    15,000        (15,000)      -0-
Deferred income taxes             (8,200)       (18,400)      -0-
Due from affiliate                   (24)           -0-   (2,231)
Increase (decrease) in operating
liabilities:
Accounts payable                  (26,603)        7,547     7,008
Accrued income taxes	                -0-          (327)      426
Royalty payable	                   30,000        50,250       -0-

      Total adjustments	             13,387        36,255      (697)

Net cash used for operating
 activities	                       (115,540)       (81,842)   (3,523)
Cash Flows From Investing
Activities:
Purchase of property
and equipment	                      -0-            -0-    (9,500)
Purchase of license agreements	    -0-            -0-   (22,000)
Sale of investments	            43,389             -0-       -0-
Net cash provided by (used for)
investing activities	            43,389            -0-    (31,500)
Cash Flows From Financing Activities:
Increase in stock subscriptions      2,500            -0-         -0-
payable
Increase/(Decrease)in Due to
officers	                       (12,980)        (24,135)    26,633
Proceeds from the issuance of
common stock	                  40,000          35,000     55,800
Proceeds from note payable         100,000             -0-	      -0-
Repayment of notes payable         (22,300)            -0-        -0-
Net cash provided by financing
activities	                       107,220         10,865     82,433
Increase in Cash	                  35,069        (70,977)    47,410
Cash - Beginning	                   1,451         72,428     25,018
Cash - Ending                $      36,520     $    1,451   $ 72,428







Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for:

Interest                   $	   7,495       $      -0-    $     -0-
Taxes	                     $       -0-       $     100     $    426

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Investments received in
exchange for common stock $      -0-        $ 251,900     $     -0-


The accompanying notes are an integral part of these financial statements.














































RAMSIN PRODUCT DEVELOPMENT, INC.
Notes To Financial Statements
(See Independent Auditors' Report)

Note 1.  Business Activity and Summary of Significant Accounting Policies

Business Activity - The Corporation was formed in 1995 under the laws of the State of New York to create a vertically integrated firm structured to develop, market or license exciting new products in an honest and highly profitable manner. Ramsin Product Development, Inc. are referred to herein as the "Company".

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires
management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and
liabilities at the date of the financial statements and   the reported
amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Research and Development Costs - Research and development costs are expensed in the period in which they have occurred, and consist of the following projects as of January 31,:

Description                2001                 2000            1999
                      As Restated          As Restated      As Restated
WristRight Project   $    21,954                57,203            -0-

Advertising - The Company expenses advertising costs as they are incurred. Advertising expenses for the year ended
January 31, 2001, 2000 and 1999 was $998, $500 and $0 respectively.

Revenue Recognition - Revenues from services or sales of product are recognized in the period in which they were earned.

Income Taxes - Deferred income taxes arise from temporary differences resulting from differences between the financial and tax basis of assets and liabilities. Deferred taxes are classified as current or non-current, depending upon the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending upon the periods in which the temporary differences are expected to reverse. The
 Company's temporary difference is due to a net operating loss carryover that will be utilized to offset future tax liabilities of the Company.

Note 2.  Restatement

The financial statements presented within have been restated from my original report dated April 25, 2001. The restatement to the financial statements is a result of certain expenses that were originally capitalized and are now expensed in the period in which they were accrued as requested by the Securities and Exchange Commission.








RAMSIN PRODUCT DEVELOPMENT, INC.
Notes To Financial Statements
(See Independent Auditors' Report)

 Note 3.  Investments
In response to a Confidential Offering Memorandum dated
May 30, 1998, the Company gained title to certain gemstones in exchange for consideration of Company stock. These transactions occurred during the fiscal year ended January 31, 2000. The gemstones are being sold at the wholesale values, when needed, to meet the daily cash flow operations of the Company. The gemstones are reported at their wholesale value. The value of the gemstones was ascertained by an independent gemologist who valued these gems at their wholesale value.

Note 4.  Due To / From Officers
Due to / from officers consists of demand notes to or from two officers of the Company. These notes are unsecured, non-interest bearing and due on demand.

Note 5.  Lease Commitments
On March 1, 1994, the Company entered into a month-to-month lease agreement with C.V. Associates for their operating facility. The original lease term has expired. However, both parties have agreed to continue the rent relationship on a month to month basis with rent adjustments to be mutually agreed upon. Currently, the arrangement calls for rental payments of $695 per month until terminated by either party in writing.

Note 6.  Credit / Provision for Taxes
The credit for taxes for the year ended January 31, 2001, 2000 and 1999 consists of the following:

                                2001           2000             1999
                           As Restated      As Restated     As Restated
Current:
Federal                 $         -0-               -0-             -0-
State	                           100               100              426

Total current                    100               100              426

Deferred:
Federal	                  (5,955)            13,100             -0-
State	                        (2,345)             5,300             -0-

Total deferred	     $      (8,300)           (18,400)            -0-

Total credit for taxes $      (8,200)           (18,300)            -0-













RAMSIN PRODUCT DEVELOPMENT, INC.
Notes To Financial Statements
(See Independent Auditors' Report)

Note 7.  Royalty Payable
In June 1998, the Company entered into a License Agreement to obtain the exclusive rights and certain intellectual property developed by designWright Products, Inc. This license agreement specifically identified royalty payments for these rights obtained. In April 1999 the Company renegotiated the royalty payments due to designWright Products, Inc. and is currently remitting payments in the amount of $1,000 per month. Should the Company elect to forfeit their rights in the certain intellectual property developed by designWright Products, Inc. the remaining balance on these payments would not be legally enforceable and the Company would forfeit their rights in the specific intellectual property. Interest is not calculated or accrued on the outstanding royalties payable.

Note 8.  Note Payable
On May 19, 2000 the Company received a $100,000 loan from
Wade Lippman, a shareholder of the Company. This loan is secured by the gemstones held as an investment by the Company.
Under the  terms of the agreement, Wade Lippman is to receive at least
67% of the proceeds from all sales of the Company's investment in gemstones. The terms of the note further state that the balance of the loan must be reduced by at least $50,000 within six months of the date of the loan. The note becomes due and payable twelve months from the date of the issuance of the note. Interest is accrued at 12%.
Currently, the Company is in default on the terms of this loan. As of the date of this report, Wade Lippman has not commenced any action to remedy the default


Note 9.  Financial Instruments and Concentration of Credit Risk:
Financial instruments that potentially subject the Company to credit risk consist principally of trade accounts receivable and investments.
The Company grants credit to its customers, a majority of whom operates in the Western New York area. Collateral is generally not required.
The Company holds, as an investment, certain gemstones
(as explained in Note 2) whose values can fluctuate with market conditions.




















RAMSIN PRODUCT DEVELOPMENT, INC.
Schedule Of Operating Expenses
For The Year Ended January 31, 2001, 2000, 1999
(See Independent Auditors' Report)


                                        2001       2000         1999
                                   As Restated  As Restated As Restated
Operating Expenses:
	Advertising	            $          998   $      500   $     -0-
	Automobile expenses              1,401          -0-         -0-
	Bank service charges             1,851        1,222      1,384
	Depreciation expense               -0-          -0-      9,500
	Dues and subscriptions              67           52        686
	Entertainment                      763          833      7,259
	Insurance	                     1,731        1,880        765
	Legal and professional fees	  29,683        5,758     10,434
	Miscellaneous expense	         1,124        1,701      2,419
	Office supplies	                 607          796      1,414
	Outside services	               8,196        9,194      8,976
	Postage and delivery	           490        2,808      1,812
	Printing and reproduction costs    -0-          -0-        256
	Promotional expenses	           -0-          -0-        150
	Rent expense	              7,645        9,400      10,205
	Research & development costs	 21,954       57,203         -0-
	Repairs and maintenance	          113          -0-         -0-
	Royalty expense	             50,000      50,250          -0-
	Telecommunications	        4,399      10,555        7,375
	Travel	                    2,096         684        9,826
	Total operating expenses $    133,118    $152,836    $  72,461































RAMSIN PRODUCT DEVELOPMENT, INC.
Financial Statements For the Period
April 2001 to October 31, 2001




I N D E X



REVIEWED FINANCIAL STATEMENTS
PAGE


	ACCOUNTANTS' REVIEW REPORT	                   1


	BALANCE SHEETS	                                                 2


	STATEMENTS OF STOCKHOLDERS EQUITY	             3


	STATEMENTS OF OPERATIONS AND RETAINED DEFICIT   4


	STATEMENTS OF CASH FLOWS	                  5


	NOTES TO FINANCIAL STATEMENTS	               6 - 7


SUPPLEMENTAL INFORMATION


	SCHEDULES OF OPERATING EXPENSES                 8























CHARLES A.TREVISO, CPA PFS
Member American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants




Board of Directors and Stockholders
Ramsin Product Development, Inc.
Rochester, New York


ACCOUNTANTS' REVIEW  REPORT


I have reviewed the accompanying balance sheets of Ramsin
Product Development, Inc. as of April 30, 2001, July 31, 2001 and October 31, 2001 and the related statements of stockholder's equity and statements of operations, retained deficit, and cash flows for the three months ended April 30, 2001, six months ended July 31, 2001 and nine months ended October 31, 2001, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Ramsin Product Development, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based upon my review, I am not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

My review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principals. The information included in the accompanying schedule on page 8 is presented only for supplementary analysis purposes. Such information has been subjected to the inquiry and analytical procedures applied to the review of the basic financial statements, and I am not aware of any material modifications that should be made thereto.

Webster, New York
March 27, 2002



680 Ridge Road, Suite 7  Webster, New York 14580
Voice 716-671-1130  Facsimile 716-671-4417e-mail ctreviso@frontiernet.net





RAMSIN PRODUCT DEVELOPMENT, INC.
Balance Sheets
April 30, 2001, July 31, 2001 And October 31, 2001
(See Accountants' Reveiw Report)

ASSETS



                         April 30, 2001  July 31, 2001 October 31, 2001
Current Assets:

Cash and cash equivalents	$     12,100   $     3,728  $      7,919
Due from affiliate                   2,256         2,256         2,256
Due from officers	                  14,766         5,366           -0-

	Total current assets          29,122        11,350       10,175
Other Assets:
Investments	                       208,511       208,511       208,511
License agreements	            22,000        22,000        22,000
Deferred income taxes
(less allowance for reduction
 to estimated recoverable value)    26,600        26,600        26,600

	Total other assets	     257,111       257,111       257,111

Total	                        $     286,233   $   268,461   $   267,286

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
 Accounts payable	           $      8,900    $     8,900   $     8,900
 Royalty payable	                 12,000         12,000        12,000
Stock subscriptions deposit	      2,500          2,500         2,500
Due to officers	                    -0-            -0-        12,834
Note payable	                 77,700         77,700        77,700

	Total current liabilities   101,100        101,100       113,934

Long-Term Liabilities:
Royalty payable, net of
current portion	                 83,000        104,000       126,125

Stockholder's Equity:
Common Stock 	                  7,775          7,775         7,775
Additional paid-in capital
in excess of par value of
common stock	                395,375        395,375       395,375
Retained deficit	               (301,017)      (339,789)     (375,923)

      Total stockholder's equity  102,133         63,361        27,227

Total	                        $   286,233    $   268,461   $   267,286

The accompanying notes are an integral part of these financial statements.






RAMSIN PRODUCT DEVELOPMENT, INC.
Statements of Stockholders Equity
For The Three Months Ended April 30, 2001,
Six Months Ended July 31, 2001 And Nine Months Ended October 31, 2001 (See Accountants' Review Report)


     Common Stock Shares   Amount    Additional Paid-In Retained Total
          (in thousands)             Capital            Deficit

Balance -
January 31, 2001  7,525  $   7,525   $   395,375     (260,699)$ 142,201

Proceeds from the
issuance of common
stock              250        250             -             -       250
Net loss             -          -             -       (40,318) (40,318)

Balance - Three
 Months Ended
 April 30, 2001  7,775      7,775       395,375      (301,017)  102,133
Proceeds from the
 issuance of
common stock         -          -             -             -         -
Net loss             -          -             -       (38,772) (38,772)
Balance - Six
Months Ended
July 31, 2001    7,775      7,775        395,375      (339,789) 63,361
Proceeds from
the issuance of
common stock         -         -              -             -
Net loss             -         -              -      (36,134)  (36,134)

Balance - Nine
Months Ended .
September 30,2001 7,775  $   7,775     $  395,375   $(375,923)$  27,227
















The accompanying notes are an integral part of these financial statements.







RAMSIN PRODUCT DEVELOPMENT, INC.
Statements Of Operations And Retained Deficit
For The Three Months Ended April 30, 2001,
Six Months Ended July 31, 2001 And Nine Months Ended October 31, 2001 (See Accountants' Review Report)


               Three Months          Six Months          Nine Months
        Ended April 30, 2001 Ended July 31, 2001 Ended October 31, 2001
                 Amount     Percent   Amount      Percent  Amount      Percent

Sales    $   8,192    100.0 % $   13,424    100.0%   $  16,301   100.0%
Cost of Goods
Sold	      (2,579)  (32.0)       (9,780)   (72.9)     (12,297) (75.4)
Gross Profit 5,613    68.0         3,644     27.1        4,004   24.6
Operating
Expenses    45,931)(560.7)      (82,734)  (616.3)    (119,228)(731.4)
Net Loss   (40,318)(492.7)%     (79,090)  (589.2)%   (115,224)(706.8)%

Retained Deficit
- Beginning	      (260,699)       (260,699)            (260,699)

Retained Deficit
 - Ending	    $ (301,017)           $ (339,789)            $(375,923)











The accompanying notes are an integral part of these financial statements.























Ramsin Product Development, Inc.
Statements Of Cash Flows
For The Three Months Ended April 30, 2001,
Six Months Ended July 31, 2001 And Nine Months Ended October 31, 2001 (See Accountants' Review Report)




                Three Months Ended  Six Months Ended   Nine
                                                        Months Ended
                April 30, 2001     July 31, 2001 October 31, 2001

Cash Flows From
Operating Activities:
Net loss	   $   (40,318)     $      (79,090)     $   (115,224)

Increase (decrease) in operating liabilities:

Accounts Payable     5,607               5,607              5,607
Accrued Income Tax    (100)              (100)              (100)
Royalty Payments    14,750            35,750             57,875
Total adjustments    20,257            41,257             63,382

Net cash used for
operating activities(20,061)          (37,833)           (51,842)

Cash Flows From Financing Activities:
Increase / (Decrease)
in Due to/from officer(4,609)           4,791             22,991
Proceeds from the
issuance of
common stock	       250               250               250

Net cash provided by
(used for) financing
activities	           (4,359)            5,041            23,241
Decrease in Cash	    (24,420)         (32,792)           (28,601)
Cash - Beginning	     36,520           36,520             36,520
Cash - Ending	  $  12,100      $     3,728         $    7,919

Supplemental Disclosure of Cash Flow Information:

  Cash paid during the year for:
Interest	  $          -0-      $       -0-          $      -0-
Taxes	        $         100       $      100           $     100



The accompanying notes are an integral part of these financial statements.










RAMSIN PRODUCT DEVELOPMENT, INC.
Notes To Financial Statements
(See Accountants' Review Report)

Note 1. Business Activity and Summary of Significant Accounting Policies Business Activity - The Corporation was formed in 1995 under the laws of the State of New York to create a vertically integrated firm structured to develop, market or license exciting new products in an honest and highly profitable manner. Ramsin Product Development, Inc. are referred to herein as the "Company".

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Research and Development Costs - Research and development
costs are expensed in the period in which they have occurred, and consist of the following projects for the three months ended
April 30, 2001, six months ended July 31, 2001 and nine months ended October 31, 2001:
Description:
                     April 30, 2001    July 31, 2001   October 31, 2001
                       8,134    $       14,436       $       15,217

Advertising - The Company expenses advertising costs as they are incurred. Advertising expenses for the three months ended
April 30, 2001, six months ended July 31, 2001 and nine months ended October 31, 2001 was $48, $48 and $147 respectively.

Revenue Recognition - Revenues from services or sales of product are recognized in the period in which they were earned.
Income Taxes - Deferred income taxes arise from temporary differences resulting from differences between the financial and tax basis of assets and liabilities. Deferred taxes are classified as current or non-current, depending upon the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending upon the periods in which the temporary differences are expected to reverse.
The Company's temporary difference is due to a net operating loss carryover that will be utilized to offset future tax liabilities of the Company.















RAMSIN PRODUCT DEVELOPMENT, INC.
Notes To Financial Statements
(See Accountants' Review Report)

Note 3.  Investments
In response to a Confidential Offering Memorandum dated
May 30, 1998, the Company gained title to certain gemstones in exchange for consideration of Company stock. These transactions occurred during the fiscal year ended January 31, 2000. The gemstones are being sold the wholesale values, when needed, to meet the daily cash flow operations of the Company. The gemstones are reported at their wholesale value.
The value of the gemstones was ascertained by an independent gemologist who valued these gems at their wholesale value.

Note 4.  Due To / From Officers
Due to / from officers consists of demand notes to or from two officers of the Company. These notes are unsecured, non-interest bearing and due on demand.

Note 5.  Lease Commitments
 On March 1, 1994, the Company entered into a month-to-month lease agreement with C.V. Associates for their operating facility. The original lease term has expired. However, both parties have agreed to continue the rent relationship on a month to month basis with rent adjustments to be mutually agreed upon. Currently, the arrangement calls for rental payments of $695 per month until terminated by either party in writing.

Note 7.  Royalty Payable
In June 1998, the Company entered into a License Agreement to
Obtain the exclusive rights and certain intellectual property developed by designWright Products, Inc. This license agreement specifically identified royalty payments for these rights obtained. In April 1999 the Company renegotiated the royalty payments due to designWright Products, Inc. and is currently remitting payments in the amount of $1,000 per month. Should the Company elect to forfeit their rights in the certain intellectual property developed by designWright Products, Inc. the remaining balance on these payments would not be legally enforceable and the Company would forfeit their rights in the specific intellectual property. Interest is not calculated or accrued on the outstanding royalties payable.

Note 8.  Note Payable
On May 19, 2000 the Company received a $100,000 loan from
Wade Lippman, a shareholder of the Company. This loan is secured by the gemstones held as an investment by the Company. Under the terms of the agreement, Wade Lippman is to receive at least 67% of the proceeds from all sales of the Company's investement in gemstones.
The terms of the note further state that the balance of the loan must be reduced by at least $50,000 within six months of the date of the loan. The note becomes due and payable twelve months from the date of the issuance of the note. Interest is accrued at 12%. Currently, the Company is in default on the terms of this loan. As of the date of this report, Wade Lippman has not commenced any action to remedy the default.






Note 9.  Financial Instruments and Concentration of Credit Risk:
Financial instruments that potentially subject the Company to credit risk consist principally of trade accounts receivable and investments. The Company grants credit to its customers, a majority of whom operates in the Western New York area. Collateral is generally not required. The Company holds, as an investment, certain gemstones (as explained in Note 2) whose values can fluctuate with market conditions.





















































RAMSIN PRODUCT DEVELOPMENT, INC.
Schedules Of Operating Expenses
For The Three Months Ended April 30, 2001, Six Months Ended
July 31, 2001, And Nine Months Ended October 31, 2001
(See Accountants' Review Report)

                  Three Months Ended Six Months Ended Nine Months Ended
                  April 30, 2001     July 31, 2001    October 31, 2001


Operating Expenses:
Advertising        $          48     $          48    $        147
Automobile Expense         1,359             1,359           1,359
Bank Service Chrg.            84               291             291
Entertainment               2,995            3,748           3,902
Insurance                     236              481             509
Legal & Prof.               6,992            7,992          12,049
Miscellaneous               1,760            1,758           1,197
Office Supplies             1,548            2,452             250
Outside Services              250              250             250
Postage                       564            1,245           1,551
Rent                        1,390              3,475         6,255
Research &
Development                  8,134            14,436         15,217
Royalty Expense             18,750            41,750         66,875
Taxes                          334               334            334
                              2,022            4,017          6,279
Total                    $   45,931     $     82,734     $  119,228

































INDEX TO EXHIBITS


              Description

EX-3 a          Corporate Bylaws

EX-3 b     Articles of Incorporation
EX-3 c     Restated Articles of Incorporation

EX-99 a    Stock Certificate

EX-10 a   License Agreement WristRight

EX-10 b   Marketing Agreement Cement Truck Strainer

EX-10 c   Term Sheet Joseph Caprino

EX-99 b   Confidential Private Placement
          Memorandum

EX-99 c   Subscription Agreement "A"

EX-99 d   Subscription Agreement "B"

EX-99 e   Certificate of Relief



































SIGNATURES
------------------------------------------------

Pursuant to the requirement of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: April 12, 2002        /s/ Russel Sinacore
                            ------------------------------------
                              Russel Sinacore